                     PHILADELPHIA CONSOLIDATED HOLDING CORP.
                        ESTIMATE OF LOSSES RESULTING FROM
                      SEPTEMBER 11, 2001 TERRORIST ATTACKS


SEPTEMBER 21, 2001 PRESS RELEASE
--------------------------------------------------------------------------------


Bala Cynwyd, PA - Philadelphia Consolidated Holding Corp. (NASDAQ: PHLY) (the "Company") today announced its estimate of its total expected losses resulting from the September 11, 2001 WTC terrorist attacks. Based upon information available at this time, the Company's net pretax losses are expected to approximate $1.5 to $2.0 million.

Prior to these terrorist attacks, the Company was performing in line with the First Call consensus estimate for the third quarter of $0.45 per share. However, the Company's losses related to this tragic event could reduce net income by $0.05 to $0.07 per share.

The Company's largest exposure potentially comes from business interruption losses. Additional potential exposures include business personal property (contents), business property, workers' compensation and other liability losses.

James J. Maguire, CEO said, "Aside from the relatively small financial loss the Company has experienced, the immeasurable loss of our friends and business associates has left me and our Company with a deep sense of loss and sorrow. We pray that the families, friends and business associates left to carry on, find strength, resolve and grace to rebuild their lives and their companies."

Press Release
September 21, 2001
Page 2


Forward-Looking Information

This release contains forward-looking statements that are based on management's estimates, assumptions and projections. In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company provides the following cautionary remarks regarding important factors which, among others, could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, results of the Company's business, and the other matters referred to above include, but are not limited to: (i) changes in the business environment in which the Company operates, including inflation and interest rates; (ii) changes in taxes, governmental laws, and regulations; (iii) competitive product and pricing activity; (iv) difficulties of managing growth profitably; (v) catastrophe losses; and (vi) the amount of time and extent of the business interruptions and other losses resulting from the terrorists attacks referred to above.


Philadelphia Insurance Companies, rated "A+ (Superior) by A.M. Best Company, markets and underwrites specialty property and casualty insurance products through 36 proprietary underwriting offices across the U.S. of A.